UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number:     Registrant, State of Incorporation,
                            Address of Principal Executive Offices
                            and Telephone Number

    333-63537               Illinois Power Securitization
                               Limited Liability Company
                            (a Delaware Limited Liability Company)
                            c/o Illinois Power Company
                            500 S. 27th Street
                            Decatur, IL  62521-2200
                            (217) 450-2435

                            Illinois Power Special Purpose Trust
                            (Issuer of Securities)
                            c/o Illinois Power Company
                            500 S. 27th Street
                            Decatur, IL  62521-2200
                            (217) 450-2435

Title of each class of securities covered by this Form:
     Illinois Power Special Purpose Trust Transitional Funding
     Trust Notes, Series 1998-1:
          Class A-1, 5.39%, due 2000
          Class A-2, 5.26%, due 2001
          Class A-3, 5.31%, due 2002
          Class A-4, 5.34%, due 2003
          Class A-5, 5.38%, due 2005
          Class A-6, 5.54%, due 2007
          Class A-7, 5.65%, due 2008

Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)
remains:     None

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
      Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
      Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or
notice date:   162

         Pursuant to the requirements of the Securities Exchange Act of 1934 Illinois Power Securitization Limited Liability Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         Illinois Power Securitization
                                         Limited Liability Company




DATE: May 17, 1999                       By:/s/Eric B. Weekes
                                            ---------------------------
                                            Eric B. Weekes
                                            Manager